UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

                                 (CHECK ONE):


               [  ] Form 10-KSB [   ] Form 11-K [   ] Form 20-F


                       [ X ] Form 10-QSB [   ] Form N-SAR


                      For Period Ended: March 31, 2005


           NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE


                                 COMMISSION HAS


                  VERIFIED ANY INFORMATION CONTAINED HEREIN.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _________


                        PART I - REGISTRANT INFORMATION


                       Broadleaf Capital Partners, Inc.


                            Full Name of Registrant


                        5440 W. Sahara Ave., Suite 202


           ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER)


                              Las Vegas, NV 89146


                           CITY, STATE AND ZIP CODE





                       PART II - RULES 12B-25(B) AND (C)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if applicable)


[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;


[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and


(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE


State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.


The Registrant's annual report on Form 10-KSB cannot be filed within the prescribed time period due to the company's personnel requiring additional time to prepare financial schedules for their independent accountants to complete the review of the financial statements of the Registrant.


                          PART IV - OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification


                        ROBERT A. BRANER  702-736-1560


                     (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).

                                 [ x ] Yes          [  ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 [  ] Yes          [ x ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                                 COMPANY NAME

                       BROADLEAF CAPITAL PARTNERS, INC.

                 (Name of Registrant as Specified in Charter)

       has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.




Date:  05/16/05			By: /s/ Robert A. Braner
					-----------------------
                   			Robert A. Braner
               				Chief Executive Officer